Exhibit 10.9

Aspira Capital Consulting LTD

Road Town, Tortola VG1110

British Virgin Islands

August 8, 2025

Quantumsphere Acquisition Corporation

1185 Avenue of the Americas, Suite 304

New York, NY 10036

Attention: Ping Zhang, Chief Executive Officer

Finder’s Engagement Agreement

Dear Ping Zhang,

This letter agreement (the “Agreement”) confirms the engagement of Aspira Capital Consulting LTD (the “Finder”) by Quantumsphere Acquisition Corporation (the “Company”), for the purpose of introducing potential target businesses to the Company, on a nonexclusive basis, in connection with a potential merger, capital stock exchange, asset acquisition or other similar business combination transaction by the Company (a “Transaction”), as described in the Company’s final prospectus dated August 7, 2025 (the “Prospectus”).

Section 1. Services. Finder may identify and introduce the Company to one or more potential target businesses. Finder will notify the Company in writing of the name of any such potential target and, in the event the Company has not previously been introduced to such potential target by any third party, the Company will accept that notification, by countersignature or in a written or emailed communication with Finder, upon which acceptance that potential target business will be deemed “approved” by the Company. Approved potential target businesses (each, a “Potential Target”) include without limitation the entities listed on Exhibit A hereto. Exhibit A may be updated from time to time by mutual agreement of Finder and the Company (together, the “Parties”), but regardless of any such updating, each additional Potential Target will be deemed to have been added to Exhibit A upon its approval by the Company.

During the term of Finder’s engagement by the Company, Finder, as appropriate and to the extent requested by the Company, will make initial contacts with each Potential Target to ascertain its interest in a Transaction with the Company (to the extent this was not done prior to the Company’s approval of the Potential Target), and will facilitate preliminary discussions regarding a Transaction between Potential Target and the Company.

Finder will not and does not provide legal, regulatory, tax, accounting, or audit advice. Finder is not being engaged to provide, and will not provide, any due diligence services in connection with any Transaction.

It is understood that the Company is under no obligation to enter into a Transaction and that the Company will be within its rights to decline to initiate or to continue discussions with any Potential Target, or to decline any offer made in connection with a Transaction at any time. The Company acknowledges and agrees that whether it proceeds with a Transaction, with a Potential Target or otherwise, is a decision for which it has sole responsibility, and that it also shall be solely responsible for any other decision it makes regarding a Transaction or a Potential Target.

The Company acknowledges and agrees that the Company’s engagement of Finder pursuant to this Agreement is not intended, and that Finder is not in a position, to achieve or to guarantee the closing of any Transaction or the Company’s achievement of any strategic or financial goal underlying any Transaction.

Finder will not be obligated to spend any specific amount of time in rendering the services to be provided under this Agreement. Finder may choose to have these services rendered by any of its principals, employees, or consultants, as Finder determines in its sole discretion.

Should Finder share with the Company, in connection with Finder’s engagement under this Agreement, any opinion or advice (written or oral), such communication (i) is intended solely for the confidential use of the members of the Board of Directors of the Company and those executive officers of the Company who have active roles in connection with the Transaction, solely in their capacity as such, and solely for purposes relating to the Transaction; (ii) is not intended for disclosure to or for use by any security holder or creditor of the Company; and (iii) shall not confer any right or remedy upon the Company or any other person or entity.

For the avoidance of doubt, Finder shall perform its services in a manner consistent with applicable U.S. securities laws, including those administered by the Securities and Exchange Commission (SEC) and the Financial Industry Regulatory Authority (FINRA). Finder shall not engage in any activity that would require registration as a broker-dealer under such laws, and shall confine its role strictly to that of a non-registered finder as permitted under relevant regulatory interpretations.

Section 2. Potential Target Information. Finder will not and does not make any representation or warranty concerning the accuracy or completeness of any information provided to the Company, or its representatives or affiliates, (i) by or about the Potential Target or any other potential party to the Transaction, or (ii) by or on behalf of Finder, including without limitation information about the Potential Target’s business, financial condition, forecasts and projections, management, and affiliates (together, “Potential Target Information”).

The Company acknowledges and agrees that Finder, in rendering services under this Agreement, may be using Potential Target Information without any independent evaluation, appraisal or verification thereof; has no obligation to conduct any independent evaluation, appraisal or verification of Potential Target Information; is entitled to assume that all Potential Target Information has been prepared and provided in good faith and reasonably; and does not assume responsibility for the accuracy or the completeness of Potential Target Information.

Section 3. Company Information. The Company will provide Finder and Potential Targets with all information about the Company and its control persons and/or beneficial owners that Finder and the Potential Targets, as the case may be, reasonably may request, including without limitation information about the Company’s business, financial condition, forecasts and projections, management, and affiliates, and all such information as Finder may require in order to satisfy its obligations as a U.S. financial institution under the USA PATRIOT Act and Financial Crimes Enforcement Network regulations; and, further, the Company will provide Finder and Potential Targets reasonable access to the Company’s officers, directors, accountants, and counsel, and will not omit or withhold any material information or access. Finder, in rendering services under this Agreement, may use and rely on such information, discussions with the Company representatives, and other information available from public sources and other sources that Finder deems to be reliable (together, “Company Information”).

The Company represents and warrants to Finder that Company Information, as of the date provided, is and will be true and correct in all material respects; will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; and, to the extent that it includes financial forecasts or projections, has been prepared in good faith, reasonably, and based on the best currently available estimates and judgments of the management of the Company. The Company will notify Finder promptly of any material change or development of which it becomes aware in the business or financial condition of the Company, any Potential Target, or any other potential party to a Transaction, and will amend or supplement the Company Information so that it will not be misleading in any material respect or omit to state any material fact that is required to be stated or that is necessary in order to make the Company Information not misleading.

The Company acknowledges and agrees that Finder, in rendering services under this Agreement, may be using Company Information without any independent evaluation, appraisal or verification; has no obligation to conduct any independent evaluation, appraisal or verification of Company Information; is entitled to assume that all Company Information has been prepared and provided in good faith and reasonably; and does not assume responsibility for the accuracy or the completeness of Company Information.

Section 4. Fees. The Company shall pay to Finder the following compensation for its services under this Agreement:

(a) Retainer. Upon the execution of this Agreement, the Company shall pay Finder a one-time, non-refundable retainer fee in the amount of $300,000 (three hundred thousand U.S. dollars). The Retainer shall be earned upon receipt and shall not be credited against any other fees payable hereunder.

(b) Success Fee. Upon the closing (or closings) of a Transaction, the Company shall pay to Finder a success fee in the amount of $3,500,000 (three million five hundred thousand U.S. dollars), or such other amount as may be mutually agreed upon in writing by the Parties (the “Success Fee”). The Success Fee shall be payable in cash via wire transfer in accordance with payment instructions to be provided by Finder.

For the avoidance of doubt, the Success Fee is a flat fee and is not calculated as a percentage of the Total Consideration or any other transaction value metric.

For the purposes of this Agreement, “Total Consideration” shall mean the total value of all cash, securities, or other property paid or transferred at the closing (or closings) of a Transaction by the Company and a Potential Target and/or their respective shareholders or creditors or to be paid or transferred in the future to such parties with respect to such Transaction (other than payments of interest or dividends), including, without limitation, any value paid in respect of (i) the assets of the Company or Potential Target, (ii) the capital stock of the Company or Potential Target (and any securities convertible into options, warrants or other rights to acquire such capital stock), and (iii) the assumption, retirement or defeasance, directly or indirectly (by operation of law or otherwise), of any long-term liability of the Company or Potential Target or repayment of indebtedness, including, without limitation, indebtedness secured by the assets of the Company or Potential Target, capital leases or preferred stock obligations.

If all or a portion of Total Consideration consists of non-cash consideration consisting of common stock, options, warrants or rights for which a public trading market existed prior to consummation of the Transaction, then the value of such securities shall be determined by the closing or last sales price thereof two business days prior to the record date for the special meeting of shareholders to approve the Transaction. If all or a portion of the Total Consideration is other than cash and securities for which there is a public trading market, then the value of such other consideration shall be the fair market value thereof on the date the Transaction is consummated as mutually agreed upon in good faith by the Company and Finder. If all or a portion of the Total Consideration includes future payments, whether or not in escrow, then the Company shall pay Finder an additional cash fee, determined in accordance with this Section 4, when, and if such payments are paid.

The Company shall reimburse Finder on a monthly basis for all reasonable, actual and verifiable out-of-pocket expenses (including Finder’s legal counsel and other professional advisor fees, travel expenses, and document production costs) arising in connection with Finder’s engagement under this Agreement; provided, however, that such expenses in the aggregate shall not exceed $150,000 without the Company’s prior written approval, which approval is not to be unreasonably withheld. Finder shall provide detailed monthly summaries of expenses for which reimbursement is requested by Finder, and will submit invoices for those expenses to the Company, which will pay those invoices within thirty (30) days of receipt.

The Parties further acknowledge and agree that Finder is not a registered broker-dealer under U.S. securities laws, nor is Finder acting as a broker-dealer in connection with the Transaction. Finder shall not engage in any activities that would require broker-dealer registration, including but not limited to the solicitation of investors or the execution of securities transactions. All services performed by Finder hereunder shall be structured and conducted in accordance with applicable SEC and FINRA regulatory guidance to ensure full compliance with broker-dealer registration exemptions.

Section 5. Obligations in Connection with Transaction. In connection with any Transaction involving an approved Potential Target, the Company shall (i) retain a firm to prepare a report and provide an opinion concerning the fairness, from a financial point of view, of the Transaction to the Company and its unaffiliated shareholders based upon, among other things, a financial review of the Potential Target and its business and operations, (ii) engage an investigative search firm to conduct an investigation of the directors and executive officers of the Potential Target and provide copies of the search reports to Finder and its legal counsel, (iii) require counsel to the Company and the Potential Target of such Transaction to provide negative assurance letters to Finder as of the consummation of the Transaction in form and substance reasonably satisfactory to Finder, (iv) require the accounting firm or firms that have audited any financial statements set forth in any disclosure document relating to such Transaction to provide “comfort letters” to Finder pursuant to AU 634 of the Public Company Accounting Oversight Board as of the effectiveness of any such disclosure document that was filed with, and declared effective by, the Securities and Exchange Commission, and as of the consummation of the Transaction and (v) take any other actions reasonably requested by Finder.

Section 6. Indemnification of Finder. The Company will defend, indemnify and hold harmless Finder and each other Indemnified Party (as defined in the indemnification provisions annexed to this Agreement as Exhibit B (the “Indemnification Provisions”)), from and against any and all losses, claims, damages, and liabilities, related to, arising out of, or in connection with Finder’s engagement under this Agreement, Finder’s performance of any service in connection with the Agreement, or any Transaction, except to the extent that any such loss, claim, damage, or liability is found by a court of competent jurisdiction in a final, non-appealable judgment to have resulted primarily from such Indemnified Party’s gross negligence, bad faith or willful misconduct; and otherwise will indemnify the Indemnified Parties in accordance with the Indemnification Provisions, which are incorporated by reference herein.

Section 7. Termination of Engagement. Finder’s engagement under this Agreement may be terminated by either the Company or Finder at any time, with or without cause, upon written advice to that effect by one Party to the other Party; provided, however, that notwithstanding any such termination, Finder will be entitled to its full fee under Section 4 hereof in the event that at any time prior to the expiration of 12 months after termination, the Company consummates a Transaction, or enters into a letter of intent or a definitive agreement to consummate a Transaction, which Transaction is thereafter consummated, with (a) any Potential Target, (b) any other party that was identified or introduced by Finder to the Company during the term of this Agreement, or (c) any other party with respect to which Finder assisted the Company in any way in accomplishing a Transaction during the term of this Agreement, including without limitation by participating in any discussion regarding a Transaction during the term of this Agreement. The termination of this Agreement will not terminate the provisions of Sections 2 through 11 hereof or the Indemnification Provisions, each of which will remain operative regardless of any termination of this Agreement.

Section 8. Confidentiality. In connection with this Agreement, Finder will provide to the Company the names and contact information of certain representatives of Potential Targets, all of which is confidential information of Finder. The Company will not use any of this confidential information for any purpose other than as contemplated by this Agreement and will treat the information as confidential as long as the information otherwise remains non-public. Except as otherwise required by law or regulatory authority or as contemplated by this Agreement, the Company will not disclose this confidential information to any third party without the consent of Finder.

The Company will keep confidential the terms of this Agreement and any advice, opinion, report, materials, or other information provided to the Company by Finder under this Agreement. The Company shall not disclose this confidential information to any third party (other than to the Company’s counsel and other advisors, on a confidential basis), or otherwise publicly refer to it, except with the prior written consent of Finder.

The Company acknowledges and agrees that Finder and its affiliates, in the ordinary course, may have received, and may receive, information from third parties that could be relevant to Finder’s engagement under this Agreement, but that is nevertheless subject to a contractual, equitable or statutory obligation of confidentiality, and that Finder is under no obligation to disclose, directly or indirectly, any such information or the fact that Finder is in possession of such information.

Section 9. Public Announcements. Finder may, at its option and expense and after public announcement of the Transaction, place announcements and advertisements or otherwise publicize the Transaction and Finder’s role in it, which public disclosures may include, without limitation, the reproduction of the Company’s logo and a hyperlink to the Company’s website on Finder’s website, and announcements or advertisements in such financial and other newspapers and journals as Finder may choose. The Company, if requested by Finder, will include a mutually acceptable reference to Finder in any press release or other public announcement made by the Company regarding the Transaction and the matters described in this Agreement.

Section 10. Successors and Assigns. The benefits of this Agreement shall inure to the Parties’, and the Indemnified Parties’ (as that term is defined in the Indemnification Provisions) respective successors and assigns, and the obligations and liabilities assumed in this Agreement by the Parties and the Indemnifying Parties (as that term is defined in the Indemnification Provisions) shall be binding upon their respective successors and assigns; provided, however, that the rights and obligations under this Agreement of either Party may not be assigned without the prior written consent of the other Party, and any purported assignment that does not comply with this provision shall be null and void.

Section 11. Miscellaneous.

(a) This Agreement and all rights, obligations and remedies hereunder, and the validity thereof, will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles that would result in the application of any law other than the law of the State of New York.

(b) If any dispute arises between the Parties relating to, arising out of, or in connection with this Agreement or the breach, termination, enforcement, interpretation, validity, or any provision thereof, the Parties shall attempt to resolve that dispute through good faith negotiation for a period of thirty (30) days prior to either Party instituting any legal proceedings with respect to such dispute. Should the dispute not be resolved through those good faith efforts, any claim, counterclaim, or defense relating to, arising out of, or in connection with any such dispute, including a dispute relating to the scope or applicability of this agreement to arbitrate, shall be determined exclusively through confidential binding arbitration in New York, New York before an arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any federal or state court in New York, New York.

(c) Any notice, demand, request, or communication that any Party gives or causes to be given under or in connection with this Agreement will be in writing and will be sent by Federal Express and/or email transmission using the addresses set forth below. Any Party may change its address by notifying the other Party of the change of address in writing.

(i) Notices to Finder will be delivered to Aspira Capital Consulting LTD, Asia Leading Chambers, Road Town, Tortola VG1110, British Virgin Islands

(ii) Notices to the Company will be delivered to 1185 Avenue of the Americas, Suite 304, New York, NY 10036.

(d) Nothing in this Agreement, express or implied, is intended to confer or does confer on any person or entity (including security holders, employees or creditors of the Company) other than the Parties and their respective successors and assigns, and, to the extent expressly set forth in the Indemnification Provisions, the Indemnified Parties (as defined in the Indemnification Provisions), any right or remedy under or by reason of this Agreement or as a result of the services to be rendered by Finder under this Agreement. The Company acknowledges and agrees that Finder is acting under this Agreement as an independent contractor with duties solely to the Company; that Finder is not acting as an agent of the Company or its security holders, employees or creditors or in a fiduciary capacity with respect to the Company or its security holders, employees or creditors; and that Finder is not assuming any duties or obligations other than those expressly set forth in this Agreement. Nothing contained in this Agreement shall be construed as creating, or be deemed to create, any agency, joint venture, or partnership.

(e) Finder has read the Prospectus and understands that the Company has established the trust account described in the Prospectus, initially in an amount of $82.8 million, for the benefit of the public shareholders and the underwriters of the Company’s initial public offering (the “Underwriters”), and that, except for certain exceptions described in the Prospectus, the Company may disburse monies from the trust account only: (i) to the public stockholders in the event of the conversion of their shares or the liquidation of the Company; or (ii) to the Company and the Underwriters after consummation of a Transaction, as described in the Prospectus. Finder will not have any right, title, interest or claim of any kind in or to any monies in the trust account (a “Claim”); waives any Claim it may have in the future as a result of, or arising out of, any negotiation, contract or agreement with the Company; and will not seek recourse against the trust account for any reason whatsoever.

(f) The Company acknowledges that Finder and its affiliates may in the past have had, and may currently or in the future have, investment banking, investment management, financial advisory or other relationships with the Company and its officers, directors and affiliates, potential parties to a Transaction and their officers, directors and affiliates, or persons that are competitors, customers or suppliers of (or have other relationships with) the Company or its affiliates or potential parties to a Transaction or their affiliates, from which relationships conflicting interests or duties may arise. Nothing in this Agreement shall limit or preclude Finder or its affiliates from (i) carrying on any business with or from providing any financial or non-financial services to any party whatsoever, including without limitation any competitor, customer, or supplier of the Company, or any other party that may have interests different from or adverse to the interests of the Company, or (ii) carrying on its business, as currently conducted or as it may be conducted in the future.

(g) The Company acknowledges that Finder and its affiliates engage in a wide range of activities for their own account and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, asset management and related activities. In connection with these activities or otherwise, Finder and its affiliates, and their respective directors, officers, executives and employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans or derivative products relating to the Company, potential parties to a Transaction, their respective affiliates, or entities that are competitors, customers or suppliers of the Company.

(h) This Agreement (including the Exhibits hereto) embodies the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may not be amended, modified or waived except in writing signed by both of the Parties. Waiver of any breach of any provision hereof will not be deemed to be a waiver of any other breach of the same or any other provision hereof, at any prior or subsequent time.

(i) Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, it shall be interpreted to the fullest extent enforceable consistent with its intent, and such determination will not otherwise affect this Agreement, which will remain in full force and effect.

(j) For the convenience of the Parties, any number of counterparts of this Agreement may be executed by the Parties, each of which shall be an original instrument and all of which taken together shall constitute one and the same Agreement. Delivery of a signed counterpart of this Agreement by facsimile transmission or other electronic or digital transmission shall constitute valid sufficient delivery thereof.

(k) Each Party represents that it has all legally necessary power and authority to enter into this Agreement. All legally necessary action has been taken by each Party for the authorization, execution, delivery of, and the performance of its respective obligations under, this Agreement, and each signatory below is duly authorized to sign this Agreement on behalf of the Party it represents.

(l) The headings contained in this Agreement were inserted for convenience of reference only and will in no way define, describe or limit the scope of intent of this Agreement or any of the provisions hereof.

Please confirm that the foregoing is in accordance with your understanding by signing and returning this Agreement to Finder.

Section 12. Regulatory Compliance.

Finder shall perform its services in accordance with applicable federal securities laws and regulations, including but not limited to those promulgated by the SEC and FINRA. Finder shall not engage in any activity that constitutes “effecting transactions in securities” as defined in Section 3(a)(4)(A) of the Securities Exchange Act of 1934. The Parties expressly agree that Finder’s role shall be limited to that of an unregistered finder, and that all Transaction-related services will be carried out in a manner designed to preserve compliance with all applicable exemptions to broker-dealer registration.

Very truly yours,

Aspira Capital Consulting LTD

By:	/s/ Yanfang Chen
Name:	Yanfang Chen
Title:	Duly Authorized Signatory

ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

Quantumsphere Acquisition Corporation

By:	/s/ Ping Zhang
Name:	Ping Zhang
Title:	Chief Executive Officer

EXHIBIT A

Names of Potential Targets

A-1